                                                                   Exhibit 10.34

                            HAZARDOUS MATERIALS AND
                         ENVIRONMENTAL INDEMNITY AGREEMENT


         THIS HAZARDOUS MATERIALS AND ENVIRONMENTAL INDEMNITY AGREEMENT ("Agreement"), dated as of November 8,1996, is entered into by AGRICULTURAL PRODUCTS, INC., a California corporation ("Indemnitor"), and UNION BANK OF CALIFORNIA, N.A., a national banking association ("Bank").

                                    RECITALS

         A. Indemnitor is executing this Agreement to induce Bank to enter into that certain First Amendment to Reimbursement Agreement of even date herewith ("Amendment"), modifying that certain Reimbursement Agreement between Indemnitor and Bank originally dated December 1, 1991 (the "Reimbursement Agreement"), pursuant to which, among other things, Bank has agreed to extend the expiration date of the Letter of Credit, as defined therein. Indemnitor's obligations under the Reimbursement Agreement currently are secured, in part, by a Deed of Trust (and Assignment of Leases and Rents, Assignment for Security Purposes of Construction Contract and Plans and Specifications, Security Agreement and Fixture Filing) on the property described in attached Exhibit A ("Property"), dated December 6, 1991, and recorded in the Official Records of San Bernardino County, California on December 11, 1991 as Instrument No. 466769, executed by Indemnitor as "Trustor" and naming The California- Sansome Corporation as "Trustee" and Bank as "Beneficiary," as modified from time to time (the "Deed of Trust").

         B. Because of the Deed of Trust, Bank may potentially become subject to certain costs, risks and liabilities. Among other things, Bank may become subject to liabilities or alleged liabilities relating to environmental conditions as an "owner or "operator" of the Property under applicable environmental law. Because these costs and liabilities, if they occur, will be the result of Bank's agreement to further extend credit to Indemnitor, and in consideration of that agreement, Bank and Indemnitor have agreed as set forth below.

                                   AGREEMENT

         NOW, THEREFORE, Bank and Indemnitor agree as follows:

         1. CERTAIN DEFINITIONS. The following terms shall be applicable to both the singular and plural forms of the defined terms:

                 "APPROVED ENVIRONMENTAL ASSESSOR" means an environmental assessor selected by Indemnitor and acceptable to Bank.

                 "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which Bank is closed.

                 "ENVIRONMENTAL LAWS" means any law, statute, ordinance, or regulation pertaining to health, industrial hygiene, or the environment, including, without limitation, those identified in the definition of "Hazardous Material" below. The term includes any licenses, permits, orders, plans or approvals generated pursuant to or is a result of such Environmental Law.

                 "GOVERNMENTAL AUTHORITY" means any court or governmental or regulatory body having jurisdiction over Indemnitor or the Property.

                 "HAZARDOUS MATERIAL" means any hazardous or toxic substance, material or waste regulated by any local Governmental Authority, the State where the Property is located or the United States Government. The term "Hazardous Material" includes, without limitation, any substance, material or waste which is: (i) petroleum or any volatile derivative of petroleum; (ii) asbestos; (iii) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317); (iv) defined as "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Sections 6901 et seq. (42 U.S.C. Section 6903); (v) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Sections 9601 et seq. and the Superfund Amendments and Reauthorization Act of 1986 ("SARA"); (vi) regulated by the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801 et seq.; or (vii) any hazardous or toxic substance, material or waste regulated by any local Governmental Authority, the State where the Property is located or the United States Government; and any material or substance which is: (A) defined as a "hazardous waste" under Sections 25115, 25117 or 25122.7, or listed pursuant to
         Section 25140 of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law); (B) defined as a "hazardous substance" under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act); (C) defined as a "hazardous material," "hazardous substance," or "hazardous waste" under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory) or Section 13050 of the California Water Code; (D) defined as a "hazardous substance" under
         Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances); or (E) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20.

                 "HAZARDOUS MATERIAL ACTIVITIES" means: the storage, holding, existence, release, emission, discharge, generation, manufacture, treatment, processing, handling, abatement, decontamination, removal, clean-up, disposal, and/or transportation of Hazardous Materials into, on, under, or from the Property.

                 "INDEMNIFIED COSTS" means those so defined in Paragraph 6 of this Agreement.

                 "LOAN DOCUMENTS" means all documents executed in connection with the Reimbursement Agreement.

                 "PERSON" means any individual or entity.

                 "PHASE I ENVIRONMENTAL ASSESSMENT" means an environmental assessment acceptable to Bank which includes, without limitation, a review and verification of records of environmental regulatory agencies, an on-site inspection and report by an Approved Environmental Assessor, which report contains conclusions and recommendations.

                 "PHASE II ENVIRONMENTAL ASSESSMENT" means field testing (sampling and analysis) for contamination suspected or identified as a result of Phase I Environmental Assessment, conducted by an Approved Environmental Assessor, and a report acceptable to Bank including, without limitation, a remediation plan.

                 "SECURITY DOCUMENTS" means all documents, if any, creating any security interest in any property, real or personal, as collateral security for Indemnitor's obligations under the Reimbursement Agreement.

         2. REPRESENTATIONS AND WARRANTIES. Indemnitor represents and warrants to Bank that:

                 2.1 COMPLIANCE WITH LAW. As of the date hereof, Indemnitor is in compliance in all material respects with all applicable Environmental Laws and all authorizations, judgments, decrees and other governmental restrictions and requirements relating to Hazardous Materials Activities;

                 2.2 NO KNOWN RELEASE OF HAZARDOUS MATERIAL EXCEPT AS DISCLOSED. To Indemnitor's knowledge, there are no Hazardous Materials located on, under or adjacent to any of the Property, except those stored or used in compliance with all applicable Environmental Laws, and neither Indemnitor nor any other Person has engaged in Hazardous Materials Activities except in compliance with all applicable Environmental Laws;

                 2.3 UNDERGROUND STORAGE TANKS. No underground storage tanks are presently located on or under the property;

                 2.4 NO GOVERNMENT ACTIONS. No investigations, inquiries, orders, hearings, actions or other proceedings by or before any Governmental Authority are pending or, to the knowledge of Indemnitor, threatened in connection with any Hazardous Materials on the Property or Hazardous Materials Activities;

                 2.5 ADJACENT PROPERTY. Since acquiring the Property, Indemnitor has not received any form of written notice or inquiry from or by any Governmental Authority or any tenant, subtenant, licensee or occupant of the Property or any property adjacent to or within the immediate vicinity of the Property regarding Hazardous Materials Activities in connection with the Property or such other property.





                                       3

         3. HAZARDOUS MATERIALS DISCLOSURES. Indemnitor has no knowledge of any current or past presence on, under or about the Property since its ownership by Indemnitor, of any Hazardous Materials, or of any Hazardous Materials Activities, other than those that comply with all applicable Environmental Laws, and Indemnitor has made no written or oral disclosures to Bank regarding any of the foregoing. Indemnitor acknowledges that this Agreement constitutes a "written request for information" by Bank under California Code of Civil Procedure Section 726.5(d)(2).

         4. USE OF HAZARDOUS MATERIALS; REMEDIAL ACTIONS. Indemnitor shall not cause or permit the violation of any applicable Environmental Law on or with respect to the Property. Indemnitor shall not engage in any Hazardous Materials Activities except in full compliance with law. Indemnitor agrees to give Bank prior written notice before: (i) remediating any Hazardous Materials located on, under or about the Property, or (ii) entering into any settlement agreement, consent decree or other compromise or agreement (collectively, "Hazardous Materials Settlement Agreement") relating to, any such Hazardous Materials. Within Fifteen (15) Business Days after any Hazardous Materials Settlement Agreement has been fully executed, Indemnitor shall deliver a copy to Bank.

         5. NOTICE OF HAZARDOUS MATERIALS. Indemnitor shall give written notice to Bank, promptly, and in any event within five (5) days after any officer or director of Indemnitor learns of any of the following:

                 (A) the presence of any Hazardous Materials on, under or about the Property not legally used by Indemnitor in the conduct of its business in compliance with all applicable Environmental Laws,

                 (B) any enforcement, clean-up, removal or other action or requirement of any Governmental Authority relating to any such Hazardous Materials,

                 (C) the existence of any occurrence or condition on any property in the vicinity of the Property that could cause any portion of the Property to be classified as "border-zone property" under the provisions of the California Health and Safety Code or any related regulations, or

                 (D) any other condition that could cause the Property to be otherwise subject to any restrictions relating to Hazardous Materials.

         6. ENVIRONMENTAL ASSESSMENTS. From time to time, upon Bank's reasonable belief that there are actual, potential, or threatened Hazardous Materials Activities on the Property not in compliance with all applicable Environmental Laws, and upon Bank's request, unless Indemnitor has no obligations, including contingent obligations, outstanding to Bank and Bank has no credit outstanding or committed to Indemnitor, Indemnitor shall (i) order, at Indemnitor's expense, a Phase I and/or Phase II Environmental Site Assessment of the Property (as specified by Bank) from an Approved Environmental Assessor, and (ii) obtain a remediation plan for any Hazardous Materials then found, and (iii) within ninety (90) days (or such shorter period required by applicable Environmental Law) of receipt of such remediation plan, promptly undertake and





                                       4
complete all such remediations, using contractors and appropriate professionals selected by Indemnitor but satisfactory to Bank.

         7. INDEMNITY. Indemnitor agrees to indemnify, defend and hold harmless Bank, and any corporation controlling Bank and their respective directors, officers, agents and employees from the following, referred to as "Indemnified Costs": all claims, demands, causes of action, liabilities, losses, costs and expenses (including costs of suit and reasonable attorneys' fees) arising from or incurred in connection with (i) the failure of Indemnitor to comply with all applicable Environmental Laws and authorizations, judgments, decrees and other governmental restrictions and requirements relating to any Hazardous Materials on the Property or Hazardous Materials Activities; (ii) the existence of any Hazardous Materials Activities or the presence on or under the Property of any Hazardous Materials; or (iii) any activity on the Property, whether prior to or during the term of the Reimbursement Agreement, and whether by Indemnitor or any predecessor in title or any employees, agents, contractors or subcontractors of Indemnitor or any predecessor in title, or any third persons at any time occupying or present on the Property, in connection with Hazardous Materials Activities. Notwithstanding the foregoing, Indemnified Costs shall not include claims, demands, causes of action, liabilities, losses, costs or expenses that (A) do not in any manner arise out of the actions or omissions of Indemnitor and (B) solely arise out of actions or omissions occurring after foreclosure under the Deed of Trust or a conveyance of the Property by deed in lieu of foreclosure.

         8. INDEMNITOR'S COVENANT TO RESTORE PROPERTY. Promptly, at Indemnitor's sole expense and without limiting the foregoing, Indemnitor shall take all necessary actions to return the Property to the condition existing prior to the introduction of any Hazardous Material on the Property (i) caused or permitted by Indemnitor and not in compliance with all applicable Environmental Laws, or (ii) which Indemnitor is legally obligated to remove and which results in any contamination of the Property. Indemnitor must first obtain Bank's approval of such actions unless Indemnitor has no obligations, including contingent obligations, outstanding to Bank and Bank has no credit outstanding or committed to Indemnitor. Bank shall not unreasonably withhold such approval so long as such actions would not potentially have any material adverse effect on the Property.

         9. UNSECURED OBLIGATIONS. Indemnitor acknowledges and agrees that, regardless of any other Loan Document to the contrary, the obligations of Indemnitor under this Agreement shall be personal obligations of Indemnitor and shall not be secured by the Deed of Trust or any other real property now or hereafter assigned to Bank as security for any Loan Document. Indemnitor acknowledges that Bank would not enter into this Agreement with Indemnitor but for the personal liability undertaken by Indemnitor for such obligations.

         10. INTEREST; SURVIVAL. All payment obligations of Indemnitor to Bank hereunder shall be payable immediately upon demand and shall bear interest following demand at the rate set forth in subsection 2(a)(iv) of the Reimbursement Agreement. In no event shall Indemnitor be obligated to pay interest at a rate in excess of the highest rate permitted by applicable law from time to time in effect. Indemnitor's obligations hereunder shall survive the foreclosure of the Deed of Trust, the acceptance by Bank of a deed or deeds in lieu of foreclosure of the Deed of

Trust, the repayment of the Loan and the release and reconveyance of one or more of the Security Documents.

         11. NOTICES. Any notice or demand from one party to another shall be given or made in writing (a "Notice") delivered or mailed, in the manner provided in the Reimbursement Agreement.

         12. FURTHER ASSURANCES. Each party shall execute, acknowledge and deliver to each other party all documents, and shall take all actions, reasonably required by such other party from time to time to confirm or effect the matters set forth in, or otherwise to carry out the purposes of, this Agreement.

         13. ATTORNEYS' FEES. Indemnitor will upon demand pay to Bank the amount of any and all properly documented and reasonable expenses, including the reasonable fees and disbursements of its outside and staff counsel and of any experts and agents (including fees of law clerks, paralegals, investigators and others not admitted to the bar but performing services under the supervision of an attorney), which Bank may incur in connection with (i) the successful exercise or enforcement of any of the rights of Bank under this Agreement or (ii) the failure by the Indemnitor to perform or observe any of the provisions of this Agreement. The term reasonable counsel fees includes such fees incurred in the successful exercise of any remedy (with or without litigation), in any proceeding for the successful enforcement of Indemnitor's obligations under this Agreement, or in any litigation or controversy arising from or connected with such obligations, including any bankruptcy, receivership, injunction or other proceeding, or any appeal from or petition for review of any of the foregoing. Reasonable counsel fees shall include fees incurred not only in successfully enforcing the debt in any bankruptcy or receivership proceeding, but also any fees incurred in participating in the bankruptcy or receivership proceedings generally. If any litigation is commenced by any party concerning this Agreement, the party prevailing in such litigation shall be entitled to recover, in addition to such other relief as may be granted, its reasonable costs and expenses, including without limitation reasonable attorneys' fees and court costs, whether or not taxable, as awarded by a court of competent jurisdiction.

         14.     DISPUTE RESOLUTION.

                 14.1 MANDATORY MEDIATION OR ARBITRATION. Any controversy or claim between or among the parties, their agents, employees and Affiliates, including but not limited to those arising out of or relating to this Agreement or any other Loan Document, including without limitation any claim based on or arising from an alleged tort, shall, at the option of any party, and at that party's expense, be submitted to mediation, using either the American Arbitration Association ("AAA") or Judicial Arbitration and Mediation Services, Inc. ("JAMS"). If mediation is not used, or if it is used and it fails to resolve the dispute within 30 days from the date AAA or JAMS is engaged, then the dispute shall be determined by arbitration in accordance with the rules or either JAMS or AAA (at the option of the party initiating the arbitration) and Title 9 of the U.S. Code, notwithstanding any other choice of law provision in the Loan Documents. All statutes of limitations or any waivers contained herein which would otherwise be applicable shall apply to any arbitration proceeding under this subparagraph 14.1. The parties agree that related arbitration proceedings may be consolidated. The arbitrator shall prepare written reasons for the award. Judgment upon the award rendered may be entered in any court having jurisdiction. This subparagraph 14.1 shall apply only if, at the time of the proposed submission to AAA or JAMS, (1) none of the obligations to Bank described in or covered by any of the Loan Documents are secured by real property collateral or, (2) if so secured, all parties consent to such submission.

                 14.2 JURY WAIVER/JUDICIAL REFERENCE. If the controversy or claim is not one required to be submitted to arbitration as provided and limited in subparagraph 14.1, but becomes the subject of a judicial action, each party hereby waives its respective right to trial by jury of the controversy or claim. In addition, any party may elect to have all decisions of fact and law determined by a referee appointed by the court in accordance with applicable state reference procedures. The party requesting the reference procedure shall ask AAA or JAMS to provide a panel of retired judges and the court shall select the referee from the designated panel. The referee shall prepare written findings of fact and conclusions of law. Judgment upon the award rendered shall be entered in the court in which such proceeding was commenced.

                 14.3 PROVISIONAL REMEDIES, SELF HELP, AND FORECLOSURE. No provision of, or the exercise of any rights under, subparagraph 14.1, (a) shall limit the right of any party to exercise self help remedies such as setoff, to foreclose against any real or personal property collateral, or to obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from a court having jurisdiction before, during or after any mediation or arbitration. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage, or by judicial foreclosure. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies or exercise of self help remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to mediation or arbitration.

                 14.4 CONFLICT. To the extent any provision of this dispute resolution clause is different than the terms of any Loan Document, the terms of this dispute resolution clause shall prevail.

         15. JOINT AND SEVERAL LIABILITY OF INDEMNITOR. If more than one Person is identified in this Agreement as Indemnitor, their liability shall be joint and several.

         16. MISCELLANEOUS. The parties confirm the accuracy of the Recitals set forth above. This Agreement shall bind, and shall inure to the benefit of, the successors and assigns of Bank and Indemnitor; provided, however, that Indemnitor may not assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement and any attempt and assignment or other transfer without Bank's prior written consent shall be null and void; provided, however, that a merger of Indemnitor or its parent with another entity will not require Bank's prior written consent hereunder so long as the surviving entity assumes, or is legally deemed to have assumed, the obligations of Indemnitor hereunder. No provision of this Agreement that is held to be inoperative, unenforceable or invalid shall affect the remaining provisions. Time is of the essence of this Agreement. This Agreement shall be governed by the laws of the State of California. This Agreement may be executed in counterparts.

         17. TERMINATION OF PRIOR AGREEMENT. The Parties hereto agree that the Environmental Agreement ("Springing") dated December 1, 1991, between Indemnitor and Bank (formerly known as The Bank of California, N.A.) is hereby superseded in its entirety by this Agreement and shall be of no further force or effect after the date hereof.

         IN WITNESS WHEREOF, Bank and Indemnitor have caused this Agreement to be duly executed as of the date first written above.



BANK:                                   UNION BANK OF CALIFORNIA, N.A.,
                                        a national banking association

                                        By:     /s/ Lon Schultz
                                           ---------------------------------
                                                Its:     President
                                                    ------------------------


INDEMNITOR:                             AGRICULTURAL PRODUCTS, INC.,
                                        a California corporation

                                        By:    /s/ Robert Dalton
                                           ---------------------------------
                                               Its:     Vice President
                                                   -------------------------





                                       8

                                 Page 44 of 44